Exhibit 99.1

LQR House Signs Exclusive Distribution Agreement with Of The Earth
Distribution to Launch SWOL Tequila in Greece and Thailand

MIAMI BEACH, FL / ACCESSWIRE / April 3, 2025 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche ecommerce platform specializing in the spirits and beverage industry, today announced that on April 1, 2025, it has entered into an exclusive agreement with Of The Earth Distribution (“OTE”) to introduce its flagship brand, SWOL Tequila, to the markets of Greece and Thailand. The Company believes that this strategic partnership will leverage OTE’s established sales and distribution networks to create demand and accelerate growth in these promising new regions.

Of The Earth Distribution brings deep-rooted relationships with key buyers, importers, and distributors in both Thailand and Greece. According to OTE, initial introductions of SWOL Tequila have already generated strong interest among OTE’s network, highlighting a significant appetite for premium tequila in these emerging markets.

Jason Pucci, CEO of Of The Earth Distribution, commented “Our partners in Thailand and Greece are genuinely enthusiastic about the potential of SWOL Tequila. These markets are less saturated compared to North America, offering a unique opportunity for a premium brand like SWOL to carve out a distinct presence. The timing is optimal for introducing a tequila of this caliber, and we are confident in the market’s receptivity.”

Sean Dollinger, CEO of LQR House, added “Expanding SWOL’s wholesale footprint internationally marks an exciting new chapter for the brand. What began as an exclusive, direct-to-consumer offering on our website has grown into a product with potential global appeal. We believe that seeing momentum build in countries like Thailand and Greece will be incredibly rewarding and will validate our vision for SWOL as a globally recognized tequila.”

This expansion reflects LQR House’s broader strategy of developing strategic distribution partnerships to scale the reach of its premium portfolio and meet increasing global demand for distinctive spirits.

LQR House also announces the resignation of board member David Lazar on April 2, 2025. We extend our sincere gratitude to Mr. Lazar for his valuable contributions during a critical phase of the Company’s restructuring. His leadership played an integral role in implementing cost-saving initiatives and operational efficiencies that have helped position LQR House for long-term success.

Mr. Lazar was also instrumental in introducing new board members whose expertise and involvement have proven to be incredibly impactful as we are entering this next chapter of the Company’s development. We thank David for his service and wish him continued success in his future endeavors.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of around 460 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review atwww.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com